Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 033-67190, 333-80509, 333-48498, 333-65206, 333-102223, 333-102224, and 333-142247 and Form S-3 No. 333-160475) of Kadant Inc. of our reports dated March 17, 2011, with respect to the consolidated financial statements and schedule of Kadant Inc. and the effectiveness of internal control over financial reporting of Kadant Inc., included in the Annual Report (Form 10-K) for the year ended January 1, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 17, 2011